Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results for

First Quarter Ended March 31, 2013 and Quarterly Cash Dividend

MECHANICSBURG, PENNSYLVANIA — May 2, 2013 — Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM) today announced results for its first quarter ended March 31, 2013 and quarterly cash dividend.

For the first quarter ended March 31, 2013, net operating revenues increased to $750.0 million compared to $744.0 million for the same quarter, prior year.  Income from operations decreased to $82.5 million compared to $91.6 million for the same quarter, prior year.  Net income attributable to Select Medical decreased to $34.4 million compared to $41.5 million for the same quarter, prior year.  Net income attributable to Select Medical for the first quarter ended March 31, 2013 includes a loss on early retirement of debt, net of tax, of $0.9 million associated with the redemption of all of Select Medical Corporation’s (“Select”) outstanding 7 5/8% senior subordinated notes due 2015 and all of Select Medical’s outstanding senior floating rate notes due 2015.  Net income before interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, equity in earnings (losses) of unconsolidated subsidiaries and other income (expense) (“Adjusted EBITDA”) for the first quarter decreased to $100.1 million compared to $109.1 million for the same quarter, prior year.  The principal reasons for the decline in Adjusted EBITDA were inflationary labor cost increases in our specialty hospitals without a corresponding increase in net operating revenues and an increase in our general and administrative costs.  Our general and administrative costs in the first quarter of 2012 were favorably impacted by a gain on the sale of a building.  A reconciliation of net income to Adjusted EBITDA is presented in table V of this release.  Income per common share for the first quarter ended March 31, 2013 was $0.24 on a fully diluted basis compared to income per common share of $0.29 for the same quarter, prior year.  Excluding the loss related to the early retirement of debt for the first quarter ended March 31, 2013 and its related tax effects, adjusted income per common share was $0.25 per diluted share for the first quarter ended March 31, 2013.  A reconciliation of income per common share to adjusted income per common share is presented in table VI of this release.

Specialty Hospitals

For the first quarter of 2013, net operating revenues for the specialty hospital segment increased to $557.8 million compared to $553.0 million for the same quarter, prior year.  Adjusted EBITDA for the specialty hospital segment decreased to $93.3 million compared to $100.0 million for the same quarter, prior year.  The Adjusted EBITDA margin for the segment was 16.7% for the first quarter of 2013, compared to 18.1% for the same quarter, prior year.  Certain specialty hospital key statistics for the three months ended March 31, 2013 and 2012 are presented in table IV of this release.

Outpatient Rehabilitation

For the first quarter of 2013, net operating revenues for the outpatient rehabilitation segment increased to $192.1 million compared to $190.9 million for the same quarter, prior year.  Adjusted EBITDA for the segment for the first quarter increased to $22.8 million compared to $22.5 million for the same quarter, prior year.  The Adjusted EBITDA margin for the segment was 11.9% for the first quarter of 2013, compared to 11.8% for the same quarter, prior year.  Certain outpatient rehabilitation key statistics for the three months ended March 31, 2013 and 2012 are presented in table IV of this release.

Stock Repurchase Program

On February 20, 2013, the board of directors of Select Medical authorized an increase of $100.0 million in the capacity of its common stock repurchase program from $250.0 million to $350.0 million and extended the program for an additional year.  The program will now remain in effect until March 31, 2014, unless further extended by the board of directors.  Stock repurchases under this program may be made in the open market or through privately negotiated transactions, and at times and in such amounts as Select Medical deems appropriate.  The timing of purchases of stock will be based upon market conditions and other factors.  Select Medical is funding this program with cash on hand or borrowings under its revolving credit facility.  During the quarter ended March 31, 2013, Select Medical repurchased 1,115,691 shares at a cost of approximately $10.0 million, an average cost per share of $8.95, which includes transaction costs.  Since the inception of the program through March 31, 2013, Select Medical has repurchased 23,606,080 shares at a cost of approximately $173.6 million, an average cost per share of $7.36, which includes transaction costs.

Refinancing

On February 20, 2013, Select entered into an additional credit extension amendment to its senior secured credit facilities that provided for an additional $300.0 million term loan tranche, (the “series B term loan”) to Select.  Select used the borrowings under the series B term loan to redeem all of its outstanding 7 5/8% senior subordinated notes due 2015 on March 22, 2013, to finance Select Medical’s redemption of all of Select Medical’s senior floating rate notes due 2015 on March 22, 2013, and to repay a portion of the balance outstanding under Select’s revolving credit facility.  The balance of the series B term loan will be payable on February 20, 2016.

In connection with a potential refinancing of indebtedness outstanding under Select’s senior secured credit facility, Select intends to offer, subject to market and other conditions, $500.0 million principal amount of senior unsecured notes due 2021 (the “Notes”) in a private offering pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), the net proceeds of which will be applied to repay borrowings under Select’s existing term loan facility.  Any such future refinancing transaction will depend on prevailing market conditions and other factors.

The Notes will be offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act and will not be registered under the Securities Act.  Unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

Quarterly Dividend

On May 1, 2013, Select Medical’s board of directors declared a quarterly cash dividend of $0.10 per share. The dividend will be payable on or about May 30, 2013 to stockholders of record as of the close of business on May 20, 2013.

Business Outlook

Select Medical is adjusting its prior business outlook provided in its February 21, 2013 press release. Select Medical now expects consolidated net operating revenues for the full year 2013 to be in the range of $2.925 billion to $3.025 billion. Select Medical now expects Adjusted EBITDA for the full year 2013 to be in the range of $375.0 million to $390.0 million. Select Medical now expects fully diluted income per common share for the full year 2013 to be in the range of $0.86 to $0.93 and adjusted income per common share, which excludes the loss on early retirement of debt and its related tax effects in the first quarter, for the full year 2013 to be in the range of $0.87 to $0.94.

The above business outlook includes the estimated financial impact from sequestration cuts that went into effect for discharges occurring on or after April 1, 2013. Select Medical estimates this negative impact to net operating revenues and Adjusted EBITDA to be between $20 million and $25 million. The above business outlook also includes the expected financial impact to outpatient therapy payments related to the multiple procedure payment reduction change included in the American Taxpayer Relief Act of 2012, which became effective for outpatient therapy services April 1, 2013. Select Medical estimates this negative impact to net operating revenues and Adjusted EBITDA to be between $5 million and $10 million annually for its outpatient rehabilitation segment. Select Medical assumed a 40.0% effective tax rate for the remainder of 2013 when preparing the above business outlook for the full year 2013.

Conference Call

Select Medical will host a conference call regarding its first quarter results and its business outlook on Friday, May 3, 2013, at 9:00am EDT. The domestic dial-in number for the call is 1-877-415-3184. The international dial-in number is 1-857-244-7327. The passcode for the call is 83390046. The conference call will be webcast simultaneously and can be accessed at Select Medical’s website, www.selectmedicalholdings.com.

For those unable to participate in the conference call, a replay will be available until 11:59pm EDT, May 10, 2013. The replay number is 1-888-286-8010 (domestic) or 1-617-801-6888 (international). The passcode for the replay will be 88736293. The replay can also be accessed at Select Medical’s website, www.selectmedicalholdings.com.

*   *   *   *   *

Select Medical is a leading operator of specialty hospitals and outpatient rehabilitation clinics in the United States. As of March 31, 2013, Select Medical operated 110 long term acute care hospitals and 12 acute medical rehabilitation hospitals in 28 states and 985 outpatient rehabilitation clinics in 32 states and the District of Columbia. Select Medical also provides medical rehabilitation services on a contracted basis to nursing homes, hospitals, assisted living and senior care centers, schools and work sites. Information about Select Medical is available at www.selectmedical.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•                     changes in government reimbursement for our services due to the implementation of healthcare reform legislation, deficit reduction measures, and/or new payment policies (including, for example, the expiration of the moratorium on the 25-percent payment adjustment threshold that would reduce our Medicare payments for those patients admitted to a long-term acute care hospital from a referring hospital in excess of the percentage threshold) may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•                     the impact of the Budget Control Act of 2011 which, as amended by the American Taxpayer Relief Act of 2012, will generally result in a 2% reduction to Medicare payments for services furnished on or after April 1, 2013 unless further legislation is enacted;

•                     the failure of our specialty hospitals to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•                     the failure of our facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•                     a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•                     acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•                     private third-party payors for our services may undertake future cost containment initiatives that limit our future net operating revenues and profitability;

•                     the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•                     shortages in qualified nurses or therapists could increase our operating costs significantly;

•                     competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•                     the loss of key members of our management team could significantly disrupt our operations;

•                     the effect of claims asserted against us could subject us to substantial uninsured liabilities; and

•                     other factors discussed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), including factors discussed under the heading “Risk Factors” of the annual report on Form 10-K.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I.   Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2012 and 2013

(In thousands, except per share amounts, unaudited)

	2012	2013	% Change

Net operating revenues	$744,021	$749,955	0.8%

Costs and expenses:
Cost of services	611,619	624,904	2.2%
General and administrative	14,224	17,398	22.3%
Bad debt expense	10,375	9,321	(10.2)%
Depreciation and amortization	16,199	15,802	(2.5)%

Income from operations	91,604	82,530	(9.9)%

Loss on early retirement of debt	—	(1,467)	N/M
Equity in earnings of unconsolidated subsidiaries	2,465	1,058	(57.1)%
Interest expense	(23,922)	(23,458)	(1.9)%

Income before income taxes	70,147	58,663	(16.4)%

Income tax expense	27,575	21,861	(20.7)%

Net income	42,572	36,802	(13.6)%

Less: Net income attributable to non-controlling interests	1,030	2,384	131.5%

Net income attributable to Select Medical Holdings Corporation	$41,542	$34,418	(17.1)%

Income per common share:
Basic	$0.29	$0.25
Diluted	$0.29	$0.24

Weighted average shares outstanding:
Basic	141,426	137,389
Diluted	141,640	137,598

N/M = Not Meaningful

II.  Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2012	March 31, 2013
Assets

Cash	$40,144	$4,500

Accounts receivable, net	359,929	428,571

Current deferred tax asset	17,877	18,811

Prepaid income taxes	3,895	—

Other current assets	31,818	38,278

Total Current Assets	453,663	490,160

Property and equipment, net	501,552	499,767

Goodwill	1,640,534	1,640,534

Other identifiable intangibles	71,745	71,745

Assets held for sale	2,742	2,742

Other assets	91,125	103,888

Total Assets	$2,761,361	$2,808,836

Liabilities and equity

Payables and accruals	$376,817	$373,235

Current portion of long-term debt	11,646	17,877

Total Current Liabilities	388,463	391,112

Long-term debt, net of current portion	1,458,597	1,474,260

Non-current deferred tax liability	89,510	90,446

Other non-current liabilities	68,502	69,206

Redeemable non-controlling interests	10,811	11,115

Total equity	745,478	772,697

Total Liabilities and Equity	$2,761,361	$2,808,836

III.  Condensed Consolidated Statement of Cash Flows

For the Three Months Ended March 31, 2012 and 2013

(In thousands, unaudited)

	2012	2013
Operating Activities
Net Income	$42,572	$36,802
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	16,199	15,802
Provision for bad debts	10,375	9,321
Equity in earnings of unconsolidated subsidiaries	(2,465)	(1,058)
Loss (gain) from disposal or sale of assets	(3,550)	41
Loss on early retirement of debt	—	1,467
Non-cash stock compensation expense	1,261	1,749
Amortization of debt discount and issuance costs	1,757	2,304
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable	(62,319)	(77,963)
Other current assets	(4,419)	(6,407)
Other assets	3,047	(652)
Accounts payable	(1,560)	4,130
Due to third-party payors	485	1,897
Accrued expenses	(20,585)	(20,700)
Income and deferred taxes	27,382	21,293
Net cash provided by (used in) operating activities	8,180	(11,974)

Investing activities
Purchases of property and equipment	(11,751)	(13,999)
Proceeds from sale of assets	16,511	—
Investment in businesses, net of distributions	(7,840)	(9,977)
Net cash used in investing activities	(3,080)	(23,976)

Financing activities
Borrowings on revolving credit facility	230,000	190,000
Payments on revolving credit facility	(215,000)	(230,000)
Borrowings on credit facility term loans, net of discount	—	298,500
Payments on credit facility term loans	(2,125)	(3,563)
Repurchase of senior floating rate notes	—	(167,300)
Repurchase of 7 5/8% senior subordinated notes	—	(70,000)
Borrowings of other debt	5,835	5,826
Principal payments on other debt	(2,328)	(2,291)
Proceeds from (repayment of) bank overdrafts	2,491	(5,629)
Debt issuance costs	—	(4,209)
Repurchase of common stock	(25,739)	(9,983)
Proceeds from issuance of common stock	95	—
Distributions to non-controlling interests	(1,098)	(1,045)
Net cash provided by (used in) financing activities	(7,869)	306

Net decrease in cash and cash equivalents	(2,769)	(35,644)

Cash and cash equivalents at beginning of period	12,043	40,144
Cash and cash equivalents at end of period	$9,274	$4,500

Supplemental Cash Flow Information
Cash paid for interest	$31,285	$27,206
Cash paid for taxes	$204	$1,140

IV.  Key Statistics

For the Three Months Ended March 31, 2012 and 2013

(unaudited)

	2012	2013	% Change
Specialty Hospitals
Number of hospitals — end of period:
Long term acute care hospitals (a)	111	110
Rehabilitation hospitals (a)	12	12
Total specialty hospitals	123	122

Net operating revenues (,000)	$553,038	$557,751	0.9%

Number of patient days (b)	343,021	339,382	(1.1)%

Number of admissions (b)	14,055	13,856	(1.4)%

Net revenue per patient day (b)(c)	$1,525	$1,543	1.2%

Adjusted EBITDA (,000)	$99,954	$93,347	(6.6)%

Adjusted EBITDA margin	18.1%	16.7%

Outpatient Rehabilitation
Number of clinics — end of period	950	985

Net operating revenues (,000)	$190,899	$192,101	0.6%

Number of visits (d)	1,152,209	1,162,623	0.9%

Revenue per visit (d)(e)	$103	$105	1.9%

Adjusted EBITDA (,000)	$22,478	$22,833	1.6%

Adjusted EBITDA margin	11.8%	11.9%

(a)   Includes managed hospitals.

(b)   Excludes managed hospitals.

(c)   Net revenue per patient day is calculated by dividing specialty hospital direct patient service revenue by the total number of patient days.

(d)   Excludes managed clinics.

(e)   Net revenue per visit is calculated by dividing outpatient rehabilitation clinic direct patient service revenue by the total number of visits.  For purposes of this computation, outpatient rehabilitation clinic direct patient service revenue does not include managed clinics or contract services revenue.

V. Net Income to Adjusted EBITDA Reconciliation

For the Three Months Ended March 31, 2012 and 2013

(In thousands, unaudited)

The following table reconciles net income to Adjusted EBITDA for Select Medical.  Adjusted EBITDA is used by Select Medical to report its segment performance.  Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, equity in earnings (losses) of unconsolidated subsidiaries and other income (expense).  The Company believes that the presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry.  Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of its operating units.

Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles.  Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance.  Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity.  Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

	Three Months Ended March 31,
	2012	2013
Net income	$42,572	$36,802
Income tax expense	27,575	21,861
Loss on early retirement of debt	—	1,467
Interest expense	23,922	23,458
Equity in earnings of unconsolidated subsidiaries	(2,465)	(1,058)
Stock compensation expense:
Included in general and administrative	772	1,196
Included in cost of services	489	553
Depreciation and amortization	16,199	15,802
Adjusted EBITDA	$109,064	$100,081

Specialty hospitals	$99,954	$93,347
Outpatient rehabilitation	22,478	22,833
Other (a)	(13,368)	(16,099)
Adjusted EBITDA	$109,064	$100,081

(a)   Other primarily includes general and administrative costs.

VI.   Reconciliation of Income Per Common Share to Adjusted Income Per Common Share

For the Three Months Ended March 31, 2012 and 2013

(In thousands, except per share amounts, unaudited)

	2012	Per Share (a)	2013	Per Share (a)
Net income attributable to Select Medical Holdings Corporation	$41,542	$0.29	$34,418	$0.25
Earnings allocated to unvested restricted stockholders	(633)	(0.00)	(708)	(0.00)
Net income available to common stockholders	40,909	0.29	33,710	0.25

Adjustment for early retirement of debt:
Loss on early retirement of debt	—	—	1,467	0.01
Estimated income tax benefit (b)	—	—	(579)	(0.01)
Earnings allocated to unvested restricted stockholders	—	—	(18)	(0.00)

Adjusted net income available to common stockholders	$40,909	$0.29	$34,580	$0.25
Adjustment for dilution		(0.00)		(0.00)
Adjusted income per common share - diluted shares		$0.29		$0.25

Weighted average common shares outstanding:
Basic		141,426		137,389
Diluted		141,640		137,598

(a) Per share amounts for each period presented are basic weighted average common shares outstanding for all amounts except adjusted  income per common share - diluted shares, which is based on diluted shares outstanding.

(b) Represents the estimated tax benefit on the adjustments to net income.